UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 _________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): March 4, 2015

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Avenue Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 453-6553

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 4, 2015, InspireMD, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors (collectively, the “Institutional Purchasers”) pursuant to which the Company has agreed to issue and sell to the Institutional Purchasers an aggregate of 17,525,000 shares of the Company’s common stock and warrants to purchase an aggregate of 17,525,000 shares of the Company’s common stock. The Company also expects to issue and sell to certain other purchasers an aggregate of 16,953,675 shares of the Company’s common stock and warrants to purchase an aggregate of 16,953,675 shares of the Company’s common stock. All of these shares and warrants are being sold as part of a public offering to sell up to 34,478,675 shares of common stock (the “Shares”) and warrants to purchase up to 34,478,675 shares of common stock (collectively, the “Warrants” and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”). The Shares will be sold at a negotiated purchase price of $0.40 per share, and each purchaser will receive a Warrant to purchase one share of common stock for each Share that it purchases in the offering. The Warrants will be exercisable immediately and have a term of exercise of five years from the date of issuance and an exercise price of $0.55. The Company expects to receive gross proceeds from the offering of approximately $13.8 million, before deducting placement agents' fees and estimated offering expenses. The Company expects that the offering will close on or about March 9, 2015, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this offering to commercially launch CGuard™ EPS, conduct sales activities related to MGuard Prime™ EPS, advance the development of its pipeline, and for general corporate purposes.

The purchasers in the offering included Sol J. Barer, Ph.D., the chairman of our board of directors, who purchased 2,500,000 Shares and Warrants, for a purchase price of $1,000,000, Alan Milinazzo, our president and chief executive officer, who purchased 125,000 Shares and Warrants, for a purchase price of $50,000, and Osiris Investment Partners, L.P., of which Paul Stuka, our director, is the principal and managing member, which purchased 625,000 Shares and Warrants, for a purchase price of $250,000.

The Shares, Warrants, and Warrant Shares will be issued pursuant to a final prospectus supplement, which will be filed with the Securities and Exchange Commission in connection with a takedown from the Company’s shelf registration statement on Form S-3 (No. 333-191875), which became effective on November 27, 2013, and the base prospectus dated as of November 27, 2013 contained in such registration statement.

The form of the Securities Purchase Agreement and the form of Warrant are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference. The foregoing description of such documents and the transactions contemplated thereby is qualified in its entirety by reference to such exhibits.

The Company engaged H.C. Wainwright & Co., LLC as its exclusive lead placement agent and Dawson James Securities, Inc. as its co-placement agent in connection with the offering and sale of the Shares and Warrants pursuant to a Placement Agency Agreement (the “Placement Agreement”), dated March 4, 2015. Pursuant to the Placement Agreement, the placement agents have no obligation to buy any of the securities from the Company and are acting solely as the placement agents. The Company has agreed to pay the placement agents a placement agent fee equal to 8% of the aggregate gross proceeds of the offering, and to reimburse the lead placement agent for its expenses in connection with the offering in an amount equal to 1% of the aggregate gross proceeds of the offering. The Placement Agreement contains customary representations, warranties and indemnification provisions.

The foregoing description of the Placement Agreement is only a summary and does not purport to be complete. A copy of the Placement Agreement is attached hereto as Exhibit 10.3 and is incorporated by reference herein.

This report contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the offering described above. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s SEC filings.

Item 8.01	Other Events.

On March 4, 2015, the Company issued a press release announcing the pricing of a public offering of its common stock and warrants. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Warrant
10.3	Placement Agency Agreement, dated as of March 4, 2015, by and among InspireMD, Inc., H.C. Wainwright & Co., LLC and Dawson James Securities, Inc.
99.1	Press release dated March 4, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: March 4, 2015	By:	/s/ Craig Shore
Name: Craig Shore
Title: Chief Financial Officer